Exhibit 10.5

March 28, 2016

Ross G. Landsbaum

Dear Ross,

This employment letter will amend and restate the offer letter (this “Letter”) between you and ReachLocal, Inc. (the “Company”), dated May 30, 2008, in its entirety and will provide the terms under which you will continue to serve as the Company’s as Chief Financial Officer from and after the date hereof (the “Effective Date”).

Set forth below are the following important points concerning the terms of your employment:

1.	Compensation.

(a)     Base Compensation. Effective as of July 1, 2016, the Company will pay you a base salary at the rate of $400,000 per year (the “Base Salary”), payable in accordance with the Company’s normal payroll procedures. The Base Salary is subject to modification during your employment in accordance with the Company’s practices, policies and procedures.

(b)     Bonus Compensation. Commencing with calendar year 2016, during your employment with the Company you will be eligible to receive an annual bonus (an “Annual Bonus”) of up to 100% of your Base Salary pursuant to the Company’s Executive Bonus Plan. Annual Bonuses, if any, will be payable in accordance with the Company’s end-of-year bonus payroll procedures (which have typically resulted in payment of annual bonuses, if any, in February of the subsequent year). You must be employed by the Company on the date annual bonuses are payable to senior management in order to receive any Annual Bonus. However, for 2016, your Annual Bonus will not be less than 100% of your Base Salary, and will be paid to you if you remain continuously employed through December 31, 2016 or, if earlier, through a Change in Control (as defined in the Severance Policy). Your 2016 Annual Bonus will be paid no later than March 15, 2017 but if there occurs a termination of service following a Change in Control, then it will be paid upon any termination of service following such Change in Control (provided earlier than March 15, 2017). Subject to the foregoing, you will also be eligible to participate, to the extent determined by the Company’s Board of Directors or its Compensation Committee, in the Company’s Executive Bonus Plan or any other short- or long-term bonus or incentive plan that the Company may from time to time establish for its senior executives, on a basis consistent with your position.

(c)     Equity Awards. The Company will grant you, on or soon after the Effective Date, a restricted stock unit award covering 40,000 shares of the Company’s common stock (the “RSUs”). The RSUs will be granted pursuant to the Company’s Amended and Restated 2008 Stock Incentive Plan and will be evidenced by an agreement in a form prescribed by the Company. The RSUs will vest with respect to 25% of the total number of RSUs on the one year anniversary of the Effective Date and with respect to 1/16th of the total number of RSUs on each quarterly anniversary of the Effective Date thereafter, subject to your continued employment with the Company through the applicable vesting date. In addition, the RSUs will be subject to the severance and change in control provisions described in Sections 2 and 3 below.

Ross Landsbaum

2.     Severance Arrangements. You are eligible to participate in the Company’s Change in Control and Severance Policy for Senior Management (the “Severance Policy”), a copy of which is attached hereto as Exhibit A, as a Group A Participant (as such term is defined in the Severance Policy). Moreover, in the event you give the Company at least three months’ notice, you may tender your resignation to be effective December 31, 2016 and receive the severance benefits available to you as a Group A Participant under Sections 5(a), 5(b) and 5(c) of the Severance Policy, subject to the terms and conditions set forth in the Severance Policy. Nothing under the is agreement shall limit the benefits under the Severance Policy under Section 2(b)(1) thereof or otherwise.

3.     Change in Control. In the event that a Change in Control occurs and you remain continuously employed through at least immediately prior to such Change in Control, then 100% of the shares subject to all of your outstanding and unvested Company equity compensation awards shall become vested and non-forfeitable immediately prior to such Change in Control.

4.     Benefits. You will continue to be eligible to participate in all savings and retirement plans, and all group welfare benefit plans (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company from time to time which are applicable to the Company’s senior executive officers, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits.

5.     Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, any amounts paid or payable under this Letter (including, without limitation, amounts paid prior to the effectiveness of such law or listing standards) will be subject to forfeiture, repayment or recapture as determined by the Company in its discretion.

6.     409A Considerations. To the extent that any payment under this Letter constitutes nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and such payment would otherwise be payable hereunder by reason of a termination of your employment, then, to the extent required by Section 409A, all references to your termination of employment will be construed to mean a Separation of Service (as defined in the Severance Policy) and such amounts will only be paid upon or by reference to your Separation from Service. Notwithstanding the foregoing, no compensation or benefits, including without limitation any severance payments or benefits described in Section 2 shall be paid to you during the six (6)-month period following your Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Letter would be a prohibited distribution under Section 409A. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period, plus interest credited at the applicable federal rate in effect as of the Termination Date (as defined in the Severance Policy) provided for in Section 7872(f)(2)(A) of the Code.

Ross Landsbaum

7.     Good Reason and Cause Definitions. Notwithstanding anything to the contrary in the 2008 Stock Incentive Plan, any equity award agreements or any other Company plan, with respect to this Letter and the Severance Policy, the terms “Cause” and “Good Reason” shall have the meanings given to them in the Severance Policy (in the form attached hereto). Notwithstanding the foregoing, the Company may terminate your employment for Cause, only upon providing you with 30 days prior written notice (the “Notice Period”), which notice shall identify the basis for the termination (the “Cause Notice”). Such termination shall become effective immediately upon the conclusion of the Notice Period, provided that you have not cured, by the conclusion of the Notice Period, the action purporting to give rise to Cause (the “Breach”) in the sole discretion of the Company. No Cause Notice shall be required if, in the Company’s sole discretion, the Breach is not of such a nature that it can be cured. You acknowledge that, pursuant to Section 6(b)(i) of the Severance Policy, future grants of equity awards, if any, may not be subject to the same acceleration or other rights as set forth in the Severance Policy or this Letter (meaning, among other things, that the Company may elect to eliminate or modify the definitions of Cause or Good Reason in connection with such future grants).

8.     Nature of Employment. Your employment with the Company will be at-will, meaning that your employment is not for a specified period of time and can be terminated by you or the Company at any time, with or without cause and with or without notice.

9.     Miscellaneous. You acknowledge and agree that you previously executed, and continue to be bound by the commitments and obligations set forth in, the Company’s Employment, Confidential Information, and Invention Assignment Agreement (the “Non-Disclosure Agreement”) and the Company’s Arbitration Agreement, and you hereby reaffirm the covenants contained in such agreements.

Furthermore, in your work for the Company and its subsidiaries, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have any obligation of confidentiality.  You agree that you will not bring onto the Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You will also adhere to all enforceable post-termination restrictive covenants (such as non-solicit obligations) that you may be subject to as the result of your agreements with any prior employers and you have provided the Company with copies of any such agreements in advance of signing this Letter.

Ross Landsbaum

To indicate your acceptance of the terms and conditions set forth in this Letter, please sign and date this Letter in the space provided below and return it to me or Tenlay Naliboff within three (3) business days of this Letter’s date. This Letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to continuing to work with you.

Sincerely, ReachLocal, Inc. /s/ Sharon T. Rowlands Sharon T. Rowlands, Chief Executive Officer

I hereby accept my continuation of employment with ReachLocal, Inc. on the terms set forth in this Letter. I acknowledge that the terms described in this Letter, together with the Non-Disclosure Agreement and the Arbitration Agreement, set forth the entire understanding between us and no promises, representations or commitments have been made to me concerning my employment with ReachLocal, Inc. other than those set forth in this Letter.

ACCEPTED, ACKNOWLEDGED AND AGREED TO this 28th day of March, 2016:

Ross G. Landsbaum
Ross G. Landsbaum

Exhibit A

Change in Control and Severance Policy